Exhibit 10.2(k)

[TransCommunity Financial Corporation Letterhead]

December 28, 2005

William B. Littreal, CPA

Senior Vice president & Controller

TransCommunity Financial Corporation

4235 Innslake Drive

Glen Allen, VA 23060

Dear Bill:

This letter sets forth the terms of your continued employment with TransCommunity Financial Corporation (the “Company”):

1.	Title. Your title will be Senior Vice President and Controller. If, during the term of your employment with the Company, the office of Chief Financial Officer (“CFO”) becomes vacant, management will recommend to the Company board of directors that you be appointed to that position.

2.	Compensation and Benefits. Your current compensation and benefits will continue except as noted below. When you have delivered a signed copy of this letter to the Company, you will be paid a one-time retention bonus of $10,000, less appropriate withholdings. Additionally, management will recommend to the Company board of directors on January 4, 2006 that you be granted a non-qualified stock option pursuant to the terms of the Company’s 2001 Stock Option Plan, as amended, to purchase 5,000 shares of the Company’s common stock at a price per share equal to the fair market value thereof on the date of grant. At the time of the grant, your stock option rights will be fully vested. In the event you are appointed as the Company’s CFO, your annual salary rate will be increased to $115,000.

3.

Change in Control. In the event that (i) a Change in Control (as defined in the attached Schedule A) occurs prior to or on December 31, 2006 and (ii) within the period beginning on the date of closing of the Change of Control and ending one (1) year thereafter, (a) your employment with the Company is terminated, including voluntary cessation by you of your employment, for any reason, except for fraud, dishonesty, embezzlement, gross negligence or willful misconduct, (b) you are removed as CFO of the Company; (c) your job responsibilities are materially changed and restricted, (d) your annual salary rate is decreased, (e) your office is based more than fifteen (15) miles from the facility where you were located ninety (90) days prior to the announcement of the possible Change of Control, the Company will owe you severance pay. Additionally, if the Company terminates your employment prior to or on December 31, 2006 or fails to renew the Change of Control agreement, for any reason except for fraud, dishonesty, embezzlement, gross negligence or willful misconduct, such event will require a ninety (90) day notification and be considered equivalent to a Change of Control and the Company will owe you severance pay. If severance pay is owed to you, the Company will pay you an amount equal to your then current salary, less appropriate withholdings. Such payment will be made within thirty (30) days after the pertinent triggering event. Otherwise, the Company shall have no obligation to you if a Change in Control occurs.

4.	Cessation of Employment. You are an at will employee of the Company.

We look forward to working with you.

Sincerely,

/s/ Bruce B. Nolte
Bruce B. Nolte
President & Chief Executive Officer

cc:    Troy A. Peery, Jr., Chairman of the Board of Directors

SCHEDULE A

“Change in Control” means the occurrence of any of an “Acquisition of Controlling Ownership” (as defined in clause (i) below), a “Business Combination” (as defined in clause (ii) below), or a “Liquidation or Dissolution” (as defined in clause (iii) below).

(i) “Acquisition of Controlling Ownership” means the acquisition (excluding any registered offerings of the Company’s stock) by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than fifty percent (50%) of either (x) the then outstanding shares of common stock of the Company (the “Outstanding Common Stock”) or (y) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”). Notwithstanding the foregoing, for purposes of this clause (i), the following acquisitions shall not constitute a Change in Control:

(A) any acquisition directly from the Company;

(B) any acquisition by the Company;

(C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or

(D) any acquisition by any corporation pursuant to a transaction which complies with paragraphs (A), (B) and (C) of clause (ii) below.

(ii) “Business Combination” means the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”) unless all of the following occur:

(A) all or substantially all of the individuals and entities who were the beneficial owners respectively, of the Outstanding Common Stock and Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries, in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Common Stock and Outstanding Voting Securities, as the case may be,

(B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, more than thirty percent (30%) of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination, or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and

(C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Board of the Company immediately prior to the closing of such Business Combination or were elected by such majority at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination.

(iii) “Liquidation or Dissolution” means the approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.